                                                                    EXHIBIT 99.1

                                           FOR:  SKILLSOFT PLC

                                                 COMPANY CONTACT:
                                                 Tom McDonald
                                                 Chief Financial Officer
                                                 (603) 324-3000, x4232

                                                 INVESTOR CONTACTS:
                                                 Michael Polyviou/Peter Schmidt
                                                 Financial Dynamics
                                                 (212) 850-5748

              SKILLSOFT REPORTS SECOND QUARTER FISCAL 2006 RESULTS
            SKILLSOFT RAISES FULL YEAR FISCAL 2006 FINANCIAL TARGETS

NASHUA, NH, SEPTEMBER 1, 2005 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of content resources and complementary technologies for integrated enterprise learning, today announced financial results for its second fiscal quarter ended July 31, 2005.

SECOND QUARTER RESULTS

The Company reported total revenue of $53.6 million for the second quarter ended July 31, 2005 of the fiscal year ending January 31, 2006 (fiscal 2006), which represented a 6% increase over the $50.6 million reported in the second quarter ended July 31, 2004 of the fiscal year ended January 31, 2005 (fiscal 2005). Gross margin was 88% for the second quarter of fiscal 2006 compared to 90% for the second quarter of fiscal 2005.

The Company's net income was $22.9 million, or $0.22 per basic and diluted share, for the second quarter of fiscal 2006. Second quarter net income includes a gain of $19.5 million, or $0.19 per basic and diluted share, which resulted from the final settlement with the Company's insurance carriers regarding the 2002 securities class action lawsuit and related legal fees. Also included in the fiscal 2006 second quarter results are restatement expenses for the ongoing SEC investigation related to the restatement of the historical SmartForce financial statements of approximately $0.8 million, or $0.01 per basic and diluted share. Fiscal 2006 second quarter results included the following non-cash charges totaling $5.7 million, or $0.06 per basic and diluted share:
$2.5 million for amortization of intangible assets and deferred compensation expense and the non-cash portion of the provision for income tax of $3.2 million. SkillSoft reported net income of $1.4 million, or $0.01 per basic and diluted share, for the second quarter of fiscal 2005. The fiscal 2005 second quarter results included restatement expenses of $0.9 million, or $0.01 per basic and diluted share, primarily related to costs incurred in connection with the re-filing of statutory tax returns as a result of the restatement of the historical SmartForce financial statements and charges for the ongoing SEC investigation. Fiscal 2005 second quarter results included the following non-cash charges totaling $1.7 million, or $0.02 per basic and diluted share:
$2.7 million for amortization of intangible assets and deferred compensation expense and a credit for the non-cash portion of the provision for income tax of $1.0 million.

The Company's effective tax rate decreased from 27.1% in the fiscal 2006 first quarter to 15.5% in the fiscal 2006 second quarter. This decrease is primarily due to the fact that the $19.5 million insurance settlement is not taxable, offset in part by the increase in the fiscal 2006 financial targets discussed below.

"We are encouraged by our performance in the first half of fiscal 2006. Our results for the first half of fiscal 2006, even excluding the $19.5 million insurance settlement gain, came in ahead of the revenue and EPS ranges we forecasted. Our better than forecasted performance was attributable to our core business, without a substantial contribution from our recently released new products and our emerging telesales distribution strategy. The performance in our business gives us the confidence to set our financial expectations higher for our 2006 fiscal year," said Chuck Moran, President and Chief Executive Officer. "We look forward to a continued stable market environment in the second half of this fiscal year which will allow our new products and distribution strategies the time needed to gain market acceptance and contribute to our growth in the future," commented Moran.

The decrease in gross margin to 88% in the fiscal 2006 second quarter compared to 90% in the fiscal 2005 second quarter was due mainly to a higher mix of royalty-bearing content in the fiscal 2006 second quarter due to growth of the Referenceware product line. Research and development expenses decreased to $10.2 million in the fiscal 2006 second quarter compared to $12.6 million in the fiscal 2005 second quarter due primarily to $2.3 million of purchased technology included in the fiscal 2005 second quarter results and savings realized as the result of the reorganization of the content development organization completed in the fiscal 2005 fourth quarter. These decreases were partially offset by $0.4 million for ongoing software development support of the Dialogue product line and $0.5 million for severance costs associated with a realignment of the Company's software development operation in the United States, Canada, and Ireland. Sales and marketing expenses decreased to $20.7 million in the fiscal 2006 second quarter from $22.7 million in the fiscal 2005 second quarter. This decrease was primarily due to the expense reduction resulting from the asset sale of SmartCertify, the Company's retail IT certification business, at the end of the fiscal 2006 first quarter, which was partially offset by the costs of the Perspectives customer marketing event shifting from the first quarter in the prior year to the second quarter this year along with the ongoing incremental expenses to support the new Dialogue product line, new telesales distribution operation and additional investment in the Books 24x7 sales force. General and administrative expenses increased to $6.7 million in the fiscal 2006 second quarter compared to $6.2 million the fiscal 2005 second quarter primarily due to an increase in expenses related to legal, tax, and other service fees, which were partially offset by the expense reduction resulting from the asset sale of SmartCertify at the end of the fiscal 2006 first quarter.

SkillSoft had approximately $71.2 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of July 31, 2005 compared to $64.9 million as of January 31, 2005. The $71.2 million does not reflect the final payment of $15.25 million for the 2002 securities class action settlement, which is now expected to be paid in the second half of fiscal 2006. SkillSoft's increase in cash, cash equivalents, restricted cash and investments of $6.3 million as of July 31, 2005 reflects cash provided by operations of $30.8 million in the six months ended July 31, 2005, which includes the receipt of $19.5 million from the insurance settlement of the 2002 securities class action lawsuit. Operating cash flow was offset in part by purchases of equipment and capitalized software development costs of $4.9 million in the six months ended July 31, 2005. During the six months ended July 31, 2005, the Company spent approximately $20.2 million to repurchase approximately 5.7 million outstanding shares under its current shareholder-authorized share repurchase program. Through July 31, 2005, including shares repurchased in fiscal 2005, the Company has spent approximately $22.8 million to repurchase approximately 6.1 million outstanding shares under this program.

In order to adequately assess the Company's collection efforts, taking into account the seasonality of the Company's business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

SkillSoft's DSOs were in the targeted range for the fiscal 2006 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 10 days in the fiscal 2006 second quarter as compared to 9 days in the year ago period and 14 days in the first quarter of fiscal 2006. On a gross basis, which considers all items billed as receivables, DSOs were 84 days in the fiscal 2006 second quarter compared to 77 days in the year ago quarter and 81 days in the first quarter of fiscal 2006.

FISCAL 2006 OUTLOOK

As a result of the Company's financial performance and insurance settlement in the first half of fiscal 2006 ended July 31, 2005, the Company is raising its full year fiscal 2006 revenue and earnings targets. The Company is now targeting a revenue range of $208 million to $212 million and a net income range of $30.0 million to $34.0 million, or $0.29 to $0.33 per basic and diluted share, for fiscal 2006 as a whole, compared to the previously targeted revenue range of $200 million to $206 million and a targeted net income range of $8.0 million to $13.0 million, or $0.08 to $0.12 per basic and diluted share. Of the increase of $21 million to $22 million in the Company's net income forecast for fiscal 2006, $19.5 million is accounted for by the final settlement with the Company's insurance carriers regarding the 2002 securities class action lawsuit and related legal fees.

For the third quarter of fiscal 2006 ending October 31, 2005, the Company currently anticipates revenue to be in the range of $51.0 to $53.0 million. This revenue range reflects the impact of the declining quarterly deferred revenue recognition associated with the SmartCertify asset sale completed at the end of the fiscal 2006 first quarter. The Company currently anticipates net income for the fiscal 2006 third quarter to be between $2.0 and $4.0 million, or $0.02 to $0.04 per basic and diluted share.

The Company's forecasted net income excludes foreign exchange gains or losses and potential restructuring charges, as well as the potential impact of any future legal settlements, acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The net income outlook also excludes the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company's EPS calculation.

SkillSoft is presenting its net income outlook without these items (for both fiscal 2006 and the third quarter of fiscal 2006) because it is currently unable to estimate the amount of the excluded items and it believes that this presents investors with meaningful information about the Company's projected operating performance for fiscal 2006.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Thursday, September 1, 2005 at 8:30 a.m. ET to discuss the Company's fiscal 2006 second quarter and fiscal 2006 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(973) 935-2408. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. ET on September 1, 2005 until 11:59 p.m. ET on September 7, 2005. The replay number is (973) 341-3080, passcode:
6430144. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading provider of comprehensive e-learning content and technology products for business and IT professionals within global enterprises. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth content resources, learning management system, virtual classroom technology and support services.

Content offerings include SkillSoft's business, IT, desktop and compliance courseware collections and BusinessPro(TM), ITPro(TM), OfficeEssentials(TM), FinancePro(TM), EngineeringPro(TM), GovEssentials(TM), ExecSummaries(TM) and ExecBlueprints(TM) collections from Books24x7(R). SkillSoft's complementary technologies include SkillPort(R), the company's learning management system with its powerful Search-and-Learn(TM) technology and premium add-on modules, and SkillSoft(R) Dialogue(TM) virtual classroom, a tool that allows customers to create and deliver effective blended learning programs using custom content and off-the-shelf learning resources. For more information, visit http://www.skillsoft.com.

SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Operating Results" in SkillSoft's Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and its Form 10-Q for the quarterly period ended April 30, 2005, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of September 1, 2005. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.
                                       ###

                         SKILLSOFT PLC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                              JULY 31,                          JULY 31,
                                                                              --------                          --------
                                                                       2005             2004             2005             2004
                                                                       ----             ----             ----             ----
Revenues                                                           $      53,604    $      50,625    $     106,931    $     103,442
Cost of revenues                                                           6,318            5,257           12,152           10,335
                                                                   -------------    -------------    -------------    -------------

        Gross profit                                                      47,286           45,368           94,779           93,107

Operating expenses:
        Research and development                                          10,190           12,639           20,059           22,083
        Selling and marketing                                             20,718           22,664           44,748           47,026
        General and administrative                                         6,735            6,182           13,011           12,236
        Legal settlements                                                (19,500)              --          (19,500)              --
        Amortization of stock-based compensation                             220              300              457              648
        Amortization of intangible assets and FAS 86 assets                2,307            2,390            4,553            4,812
        Restructuring                                                       (116)             175              587              322
        Restatement:
             SEC investigation                                               834              779            1,084            1,103
             Professional fees - restatement of SmartForce
                historical financial statements                               --              136               --              250
                                                                   -------------    -------------    -------------    -------------

Total operating expenses                                                  21,388           45,265           64,999           88,480

Other income / (expense), net                                                495              (32)             385             (211)
Interest income / (expense), net                                             310              241              605              364
Loss on sale of component, net                                                --               --             (681)              --
                                                                   -------------    -------------    -------------    -------------

        Income before provision for income taxes                          26,703              312           30,089            4,780

Provision for / (benefit from) income taxes - cash                           542              (79)             676               62
Provision for  / (benefit from) income taxes - non-cash                    3,217             (966)           4,002              158
                                                                   -------------    -------------    -------------    -------------

Net income                                                         $      22,944    $       1,357    $      25,411    $       4,560
                                                                   =============    =============    =============    =============

Net income, per share, basic                                       $        0.22    $        0.01    $        0.24    $        0.04
                                                                   =============    =============    =============    =============

Basic weighted average common shares outstanding                     103,796,060      105,421,510      104,362,838      104,304,852
                                                                   =============    =============    =============    =============

Net income, per share, diluted                                     $        0.22    $        0.01    $        0.24    $        0.04
                                                                   =============    =============    =============    =============

Diluted weighted average common shares outstanding                   104,222,841      110,555,106      104,895,595      110,647,070
                                                                   =============    =============    =============    =============

PRO FORMA:

        Legal settlements - insurance proceeds                           (19,500)              --          (19,500)              --
                                                                   -------------    -------------    -------------    -------------


Pro forma net income                                               $       3,444    $       1,357    $       5,911    $       4,560
                                                                   =============    =============    =============    =============


Pro forma net income, per share, basic                             $        0.03    $        0.01    $        0.06    $        0.04
                                                                   =============    =============    =============    =============


Basic weighted average common shares outstanding                     103,796,060      105,421,510      104,362,838      104,304,852
                                                                   =============    =============    =============    =============

Pro forma net income, per share, diluted                           $        0.03    $        0.01    $        0.06    $        0.04
                                                                   =============    =============    =============    =============

Diluted weighted average common shares outstanding                   104,222,841      110,555,106      104,895,595      110,647,070
                                                                   =============    =============    =============    =============


* The Company is providing pro forma financial measures as the Company believes that these figures are helpful in allowing individuals to more accurately assess the Company's operations and provide individuals with additional information to more readily compare the Company's results over multiple periods.

                                  SKILLSOFT PLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                            JULY 31, 2005      JANUARY 31, 2005
                                                            -------------      ----------------
ASSETS

CURRENT ASSETS:

        Cash, cash equivalents and short-term investments      $ 65,188            $ 54,927
        Restricted cash                                           5,823                 994
        Accounts receivable, net                                 48,893              87,030
        Prepaid expenses and other current assets                18,474              22,659
                                                               --------            --------

Total current assets                                            138,378             165,610

        Property and equipment, net                              10,033               9,137
        Goodwill                                                 98,962             103,576
        Acquired intangible assets, net                          12,866              16,171
        Long-term investments                                       209               8,943
        Other assets                                                 56                  60
                                                               --------            --------

Total assets                                                   $260,504            $303,497
                                                               ========            ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

        Accounts payable                                       $  3,317            $  5,361
        Accrued expenses                                         48,942              66,995
        Deferred revenue                                        110,962             140,008
                                                               --------            --------

Total current liabilities                                       163,221             212,364

Total long-term liabilities                                       4,440               6,214

Total stockholders' equity                                       92,843              84,919
                                                               --------            --------

Total liabilities and stockholders' equity                     $260,504            $303,497
                                                               ========            ========

                                  SKILLSOFT PLC
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                               SIX MONTHS ENDED
                                                                                   JULY 31,
                                                                                   --------
                                                                              2005           2004
                                                                              ----           ----
Cash flows from operating activities:

        Net income                                                          $ 25,411       $  4,560
        Adjustments to reconcile net income to net
          cash used in operating activities---
        Stock-based compensation                                                 457            648
        Depreciation and amortization                                          2,596          2,385
        Amortization of acquired intangibles and FAS 86 assets                 4,553          4,812
        Provision for bad debts                                                 (623)            34
        Loss on disposition                                                      681             --
        Provision for income taxes - non-cash                                  4,002            158
        Changes in current assets and liabilities, net of acquisitions
             Accounts receivable                                              38,117         30,421
             Prepaid expenses and other current assets                         3,755          7,762
             Accounts payable                                                 (2,685)        (1,663)
             Accrued expenses (including long-term):
                  Accrued merger                                              (2,997)        (2,282)
                  Accrued restructuring                                       (6,353)           (84)
                  Accrued other                                               (8,097)       (38,749)
             Deferred revenue                                                (27,990)       (20,884)
                                                                            --------       --------

        Net cash provided by / (used in) operating activities                 30,827        (12,882)

Cash flows from investing activities:

        Purchases of property and equipment                                   (3,628)        (4,682)
        Purchases of FAS 86 assets                                            (1,247)            --
        Purchases of investments                                             (11,948)       (21,768)
        Maturity of investments                                               14,425         26,208
        Sale of investments                                                      248             --
        Release/(designation) of restricted cash                              (4,840)        24,600
                                                                            --------       --------

        Net cash (used in) / provided by investing activities                 (6,990)        24,358

Cash flows from financing activities:

        Exercise of stock options                                                457         17,112
        Proceeds from employee stock purchase plan                             1,336          1,675
        Payments to acquire treasury stock                                   (20,244)            --
                                                                            --------       --------

        Net cash (used in) / provided by financing activities                (18,451)        18,787

        Effect of exchange rate changes on cash and cash equivalents          (1,015)          (313)
                                                                            --------       --------

        Net increase in cash and cash equivalents                              4,371         29,950
        Cash and cash equivalents, beginning of period                        34,906         42,866
                                                                            --------       --------

        Cash and cash equivalents, end of period                            $ 39,277       $ 72,816
                                                                            ========       ========